Exhibit 99.1

Delta Mutual, Inc. Announces Substantial Information About its Oil and Gas Concessions in Argentina

Scottsdale, AZ - March 30, 2009 - Delta Mutual, Inc. (OTCBB:DLTM) is pleased to announce today certain further developments and publicized information concerning its Tartagal and Morillo partial interest concessions, held by our fully owned subsidiary, South American Hedge Fund (SAHF).

In August 2007, SAHF executed the final agreement to purchase from Oxipetrol-Petroleros de Occidente, SA Argentina and JHP Petroleum Engineering of China, certain interests in four oil and gas concessions in Argentina, including the Tartagal and Morillo concessions located in the Salta Province of Northern Argentina, bordering with Paraguay in the West and Bolivia in the North. These two concessions cover total areas of approximately 7,063 and 3,534 square kilometers, respectively.

Following an exchange with Oxipetrol-Petroleros de Occidente, SA Argentina and JHP Petroleum Engineering of China of certain development rights, a 60% participation interest in each of the Tartagal and Morillo concessions was acquired by New Times Group Holdings Limited of Hong Kong (stock symbol HK-0166) for HK$ 2.1 billion, following approval by its shareholders on March 19, 2009. Delta Mutual, Inc., through its wholly-owned SAHF subsidiary, holds a carry-over partial interest of 9% in each of the Tartagal and Morillo concessions. The joint exploration and development venture has been granted the Tartagal and Morillo concession rights for the next 25 years.

According to public releases by the company holding the majority interest in each of these concessions, a Technical Report generated by an independent valuation firm estimated the gross (100%) unrisked, prospective resources of these two concessions at approximately 144.5 million barrels of oil and 2.3 billion cubic feet of gas. The explored crude oil will be sold to local markets in Argentina.

Based on the evaluation as issued and reported from the independent valuation firm, New Times Group Holdings Limited of Hong Kong (www.166HK.com) has reported the entries in the amount of HK$ 11.7 billion (equivalent value of over US$ 1.5 billion, as of March 30, 2009).

There can be no assurances as to the production levels of oil and gas from the Tartagal and Morillo concessions. Furthermore, there is no assurance as to the timetable for development of these properties.

Delta Mutual CEO, Dr. Daniel Peralta, commented, "We are extremely pleased with these public announcements by the majority concession holder in the Tartagal and Morillo concessions. It confirms that the Northern area of Argentina is the place where we should be. For our Company, this is a great addition to our activities in the USA, Peru, Brazil, and the Middle East. We will maintain our low debt exposure while we increase our revenue from operations. In this struggling global economy, this principle has proven to substantiate our strong financial fundamentals."

About Delta Mutual, Inc.

Delta Mutual, Inc. invests in oil and gas properties in South America. It intends to focus its investments in the energy sector, including development of energy producing investments and alternative energy production in Latin America and the United States and Canada.

Forward Looking Statements

This Press Release contains forward-looking statements that involve risks and uncertainties, which may include statements about business strategy and development plans, plans for entering new business, anticipated sources of funds, including proceeds from future operations and plans, objectives, expectations and intentions contained in the Press Release that are not historical facts such as "estimated gross prospective resources, will be sold, etc.” Because these forward looking statements involve risk and uncertainties, actual results could differ materially from those discussed in this Press Release. These risks are outlined in our SEC filings.

Contact:	Delta Mutual, Inc.
Malcolm W. Sherman, Executive Vice President
602-432-3887
Msherman3@aol.com